Exhibit 99.2

Sent via Electronic Delivery to: fcesario@ctiindustries.com
March 8, 2022

Mr. Frank Cesario

Chief Executive Officer

Yunhong CTI Ltd.

22160 N. Pepper Road

Lake Barrington, IL 60010

Re:	Yunhong CTI Ltd. (the “Company”) Nasdaq Symbol: CTIB

Dear Mr. Cesario:

On January 12, 2022, Staff notified the Company that it did not comply with Listing Rule 5620(a) (the “Rule”), which requires that it hold an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end. Based on our review of the materials submitted on February 15 and March 8, 2022, Staff has determined to grant the Company an extension to regain compliance with the Rule, as described below.

According to the Company’s plan of compliance, the delay in holding the annual meeting was due to confusion within the Company surrounding the annual meeting requirement. The Company intends to file its Form 10-K by March 31, 2022 and thereafter solicit proxies for its annual meeting. In that regard, the Company intends to hold its annual meeting by June 17, 2022.

Staff has determined to grant the Company an extension until June 17, 2022 to regain compliance with the Rule by holding an annual meeting of shareholders. At the annual meeting, shareholders must be afforded the opportunity to discuss Company affairs with management and, if required by the Company's governing documents, to elect directors. In the event the Company does not satisfy the terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel.

If you have any questions, please contact me, at + 1 301 978 8072.

Mr. Frank Cesario
March 8, 2022

Sincerely,

Rachel Scherr

Associate Director

Nasdaq Listing Qualifications